UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Under Rule 14a-12

Arlington Asset Investment Corp.
(Name of Registrant as Specified in Its Charter)

Imation Corp.

Clinton Magnolia Master Fund, Ltd.

Clinton Group, Inc.

George E. Hall

Joseph A. De Perio

Robert B. Fernander

Scott R. Arnold

Barry L. Kasoff

W. Brian Maillian

Raymond C. Mikulich

Donald H. Putnam

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Imation Corp. (“Imation”), together with the other participants named herein (collectively, the “Participants”), filed a preliminary proxy statement on April 20, 2016 and intend to file a definitive proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission to be used to solicit votes for the election of Imation’s slate of five director nominees to the board of directors of Arlington Asset Investment Corp. (the “Company”) and the approval of a proposal to repeal any provision of the Company’s Bylaws which the Company has adopted or adopts subsequent to the publicly-disclosed Bylaws that is inconsistent with or disadvantageous to the election of director nominees nominated, or other proposals presented, by Imation, at the 2016 annual meeting of the shareholders of the Company, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 21, 2016, Imation mailed a letter to shareholders of the Company, urging shareholders not to take any action in response to the Company’s proxy materials for the Annual Meeting of Shareholders to be held on June 9, 2016. A copy of the letter is filed herewith as Exhibit 1.

Information regarding the Participants is filed herewith as Exhibit 2.